Exhibit 10.1

ChaSerg Technology Sponsor LLC

533 Airport Blvd, Suite 400

Burlingame, CA 94010

January 26, 2020

ChaSerg Technology Acquisition Corp.

533 Airport Blvd, Suite 400

Burlingame, CA 94010

Attn:  Lloyd Carney, Chief Executive Officer

Re:	Amended and Restated Sponsor Share Letter

Dear Lloyd:

Reference is hereby made to that certain Sponsor Share Letter, dated as of November 13, 2019, by and between the Sponsor (as defined below) and Pubco (as defined below) (the “Original Letter”) and to that certain Agreement and Plan of Merger, dated as of November 13, 2019 (as it may be amended, the “Business Combination Agreement”), by and among (i) ChaSerg Technology Acquisition Corp. (the “Purchaser” or “Pubco”), (ii) CS Merger Sub 1, Inc., a California corporation and a wholly-owned subsidiary of the Company, (iii) CS Merger Sub 2, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company, (iv) Grid Dynamics International, Inc., a California corporation, and (v) Automated Systems Holdings Limited, a company incorporated in Bermuda with limited liability, solely in its capacity as representative of the Securityholders (as defined in the Business Combination Agreement).  Any capitalized term used but not defined herein will have the meanings ascribed thereto in the Business Combination Agreement.

ChaSerg Technology Sponsor LLC, a Delaware limited liability company (“Sponsor”), has agreed to amend and restate the Original Letter by entering into this amended and restated letter agreement (this “Agreement”) with Cantor Fitzgerald & Co (“Cantor” or “Underwriter”) relating to (i) 1,090,000 shares of Class B common stock, par value $0.0001 per share (including shares of common stock of the Purchaser into which such shares shall convert immediately prior to the Closing, the “Common Stock”), of Purchaser in accordance with the Business Combination Agreement, (“Founder Shares”) initially purchased by Sponsor in a private placement prior to Purchaser’s initial public offering, which shares are currently held by Sponsor and (ii) 110,000 shares of Class A common stock, par value $0.001 per share (including shares of common stock of the Purchaser into which such shares shall convert immediately prior to the Closing, the “Common Stock”), of Purchaser in accordance with the Business Combination Agreement, (“Underwriter Shares”) initially comprising the units that were purchased by Underwriter in a private placement concurrent with Purchaser’s initial public offering, which shares are currently held by the Underwriter.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the undersigned parties hereby agrees as follows:

1.	Sponsor hereby agrees that, upon and subject to the Closing, it will not sell, transfer or otherwise dispose of, or hypothecate or otherwise grant any interest in or to, a total of 1,090,000 Founder Shares held by Sponsor (the “Sponsor Earnout Shares”), unless, until and to the extent that a Release Event (as defined in Section 4 of this Agreement) has occurred with respect to such Sponsor Earnout Shares. The share certificates representing the Sponsor Earnout Shares shall contain a legend relating to transfer restrictions imposed by this Agreement. Such legend shall be removed upon the request of Sponsor following a Release Event with respect to the applicable Sponsor Earnout Shares.

2.	Underwriter hereby agrees that, upon and subject to the Closing, it will not sell, transfer or otherwise dispose of, or hypothecate or otherwise grant any interest in or to, a total of 110,000 Underwriter Shares held by Underwriter (the “Underwriter Earnout Shares” and, together with the Sponsor Earnout Shares, the “Earnout Shares”), unless, until and to the extent that a Release Event (as defined in Section 4 of this Agreement) has occurred with respect to such Underwriter Earnout Shares. The share certificates representing the Underwriter Earnout Shares shall contain a legend relating to transfer restrictions imposed by this Agreement. Such legend shall be removed upon the request of Underwriter following a Release Event with respect to the applicable Underwriter Earnout Shares.

3.	Notwithstanding any other provisions of this Agreement, Sponsor and Underwriter shall have full ownership rights to its respective Earnout Shares, including the right to vote such shares and to receive dividends and distributions thereon.

4.	The Earnout Shares shall vest and no longer be subject to transfer restrictions as follows (each, as applicable to the relevant Earnout Shares, a “Release Event”):

(a)	363,333 Sponsor Earnout Shares and 36,666 Underwriter Earnout Shares shall vest and no longer be subject to transfer restrictions in this Agreement if the closing price of the Common Stock on the principal exchange on which such securities are then listed or quoted shall have been at or above $12.00 (the “First Price Threshold”) for twenty (20) trading days (which need not be consecutive) over a thirty (30) trading day period at any time;

(b)	363,333 Sponsor Earnout Shares and 36,667 Underwriter Earnout Shares shall vest and no longer be subject to transfer restrictions in this Agreement if the closing price of the Common Stock on the principal exchange on which such securities are then listed or quoted shall have been at or above $13.50 (the “Second Price Threshold”) for twenty (20) trading days (which need not be consecutive) over a thirty (30) trading day period at any time;

(c)	363,334 Sponsor Earnout Shares and 36,667 Underwriter Earnout Shares shall vest and no longer be subject to transfer restrictions in this Agreement if the closing price of the Common Stock on the principal exchange on which such securities are then listed or quoted shall have been at or above $15.00 (the “Third Price Threshold”) for twenty (20) trading days (which need not be consecutive) over a thirty (30) trading day period at any time; and

(d)	all of the Earnout Shares shall vest and no longer be subject to transfer restrictions in this Agreement upon, and effective immediately prior to, the first of any of the following to occur:

(i)	if Pubco shall engage in a “going private” transaction pursuant to Rule 13e-3 under the Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise cease to be subject to reporting obligations under Sections 13 or 15(d) of the Exchange Act;

(ii)	If the Common Stock shall cease to be listed on a national securities exchange;

(iii)	if Pubco is amalgamated, merged, consolidated or reorganized with or into another Person (an “Acquiror”) and as a result of such amalgamation, merger, consolidation or reorganization, fewer than 50.1% (whether by voting or economic rights) of the outstanding equity securities or other capital interests of the Acquiror or surviving or resulting entity is owned in the aggregate by the shareholders of Pubco, directly or indirectly, immediately prior to such amalgamation, merger, consolidation or reorganization, excluding from such computation the interests of the Acquiror or any Affiliate of the Acquiror (the “Pre-Transaction Pubco Equityholders”);

(iv)	If Pubco and/or its subsidiaries sell, assign, transfer or otherwise dispose of (including by bulk reinsurance outside of the ordinary course of business consistent with past practice), in one or a series of related transactions, all or substantially all of the assets of Pubco and its subsidiaries, taken as a whole, to an Acquiror, fewer than 50.1% (whether by voting or economic rights) of the outstanding equity securities or other capital interests of which, immediately following such sale, assignment or transfer, are owned in the aggregate by the Pre-Transaction Pubco Equityholders; or

(v)	If a Schedule 13D or Schedule 13G report (or any successor schedules, form or report), each as promulgated pursuant to the Exchange Act, is filed with the SEC disclosing that any person or group (as the terms “person” and “group” are used in Section 13(d) or Section 14(d) of the Exchange Act and the rules and regulations promulgated thereunder) has become the beneficial owner (as the term “beneficial owner” is defined in Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of a percentage of shares of the outstanding Pubco Common Shares as shall be greater than the percentage of such shares that, at the date of such filing, is held by any other person or group that held more than 50% of the voting or economic power of Pubco immediately after the Closing.

Each Price Threshold set forth in clauses (a) through (c) of Section 4 above and the applicable number of Earnout Shares released for any Release Event shall be subject to equitable adjustment for share splits, share dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the Common Stock after the Closing. Additionally, each such Price Threshold shall be reduced by the amount of the aggregate cash or the fair market value of any securities or other assets paid or payable by Pubco to the holders of Common Stock, on a per share basis, as an extraordinary dividend or distribution following the Closing; provided that the declaration and payment of any such extraordinary dividend or distribution shall be subject to all applicable Laws. An “extraordinary dividend or distribution” means any dividend or distribution other than a regularly-scheduled dividend or distribution.

5.	Notwithstanding anything to the contrary herein, at or prior to the Closing, each of Sponsor and Underwriter may transfer any Earnout Shares to any third-party investor who provides equity or debt financing for the transactions contemplated by the Business Combination Agreement without the consent of any party hereto, and any Earnout Shares so transferred shall reduce the number of Earnout Shares hereunder (with such reduction in Earnout Shares allocated pro rata among each Release Event in clauses (a) through (c) of Section 4). Unless otherwise agreed in writing by Sponsor, Underwriter and the investor receiving such shares, any such transferred Earnout Shares shall not be subject to the terms and conditions of this Agreement (but shall continue to be subject to the provisions of that certain Letter Agreement, dated as of October 4, 2018 by and between the Sponsor, the Purchaser and its officers and directors (the “Insider Letter”)).

6.	Subject to Section 5 above, no party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other parties; provided, that in the event that Sponsor or Underwriter liquidates and distributes to its members or partners all securities of Pubco that it owns in accordance with its organizational documents, each of Sponsor or Underwriter may, without obtaining the consent of any other party hereto, transfer its respective Earnout Shares and its rights and obligations under this Agreement to its members or partners so long as such members or partners agree in writing to be bound by the terms of this Agreement that apply to Sponsor or the Underwriter, as applicable, hereunder. Any purported assignment in violation of this Section 6 shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on the undersigned and their respective successors and permitted assigns.

7.	This Agreement (including the Business Combination Agreement to the extent incorporated herein) constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof (including, for the avoidance of doubt, the Original Letter, which is deemed superseded, amended and restated); provided, that for the avoidance of doubt, nothing herein shall affect the terms and conditions of the Insider Letter.

8.	This Agreement may not be changed, amended or modified as to any particular provision, except by a written instrument executed by all parties hereto. No provision of this Agreement may be waived except in a writing signed by the party against whom enforcement of such waiver is sought. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

9.	Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent in the same manner as provided in Section 10.05 of the Business Combination Agreement. Unless otherwise specified in writing by such party, notices to the Sponsor shall be sent to the address of the Purchaser set forth in the Business Combination Agreement (or such other address as shall be specified in a notice given in accordance with this Section 9 and Section 10.05 of the Business Combination Agreement).

10.	This Agreement shall be construed, interpreted and enforced in a manner consistent with the provisions of the Business Combination Agreement. The provisions set forth in Section 10.13 of the Business Combination Agreement, as in effect as of the date hereof, are hereby incorporated by reference into, and shall be deemed to apply to, this Agreement as if all references to the “Agreement” in such sections were instead references to this Agreement, and the references therein to the “Parties” were instead to the parties to this Agreement.

11.	This Agreement shall terminate at such time, if any, as the Business Combination Agreement is terminated in accordance with its terms prior to the Closing, and upon such termination this Agreement shall be null and void and of no effect whatsoever, and the parties hereto shall have no obligations under this Agreement.

{Remainder of Page Left Blank; Signature Page Follows}

Please indicate your agreement to the foregoing by signing in the space provided below.

CHASERG TECHNOLOGY SPONSOR LLC

By:	/s/ Steve Fletcher
Name:	Steve Fletcher
Title:	Managing Member

By:	/s/ Alex Vieux
Name:	Alex Vieux
Title:	Managing Member

By:	/s/ Lloyd Carney
Name:	Lloyd Carney
Title:	Managing Member

Cantor Fitzgerald & Co

By:	/s/ Mark Kaplan
Name:	Mark Kaplan
Title:	Global COO

Accepted and agreed, effective as of the date first set forth above:

CHASERG TECHNOLOGY ACQUISITION CORP.

By:	/s/ Lloyd Carney
Name:	Lloyd Carney
Title:	Chief Executive Officer

(Signature Page to Amended and Restated Sponsor Share Letter)

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